May 12, 2011

Office of the Chief Accountant

Securities and Exchange Commission

450 West Fifth Street N.W.

Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 9 “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” in the Form 10-K for the year ended December 31, 2010 of ForeverGreen Worldwide Corporation and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

/s/ Chisholm, Bierwolf, Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill